                                                             Exhibit a.7






                  DUFF & PHELPS SELECTED UTILITIES INC.


                          Articles of Amendment
                          ---------------------

      Duff & Phelps Selected Utilities Inc., a Maryland corporation having its principal office in Chicago, Illinois (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: The charter of the corporation, as heretofore amended, is hereby further amended as follows:

      Article SECOND of the charter is hereby amended to read as follows:

           SECOND. Name. The name of the corporation is Duff & Phelps Utilities Income Inc.

      SECOND: The board of directors of the corporation on August 23, 1990 duly adopted a resolution by unanimous written consent in which was set forth the foregoing amendment to the charter, declaring that the said amendment to the charter as proposed was advisable and directing that it be submitted for consideration at the 1990 annual meeting of stockholders of the corporation.

      THIRD: Notice setting forth said amendment to the charter and the change to be effected by said amendment and stating that a purpose of the meeting of the stockholders called to be held on October 17, 1990 would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment to the charter of the corporation as hereinabove set forth was approved by the stockholders of the corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

      FOURTH: The amendment to the charter of the corporation as hereinabove set forth has been duly advised by the board of directors and duly approved by the stockholders of the corporation.

      FIFTH: This amendment does not increase the authorized stock of the corporation.

      SIXTH:  This amendment shall become effective on November 1, 1990.

      IN WITNESS WHEREOF, Duff & Phelps Selected Utilities Inc., has caused these articles to be signed in its name and on its behalf by its chairman and attested by its secretary, on October 17, 1990.

                                 DUFF & PHELPS SELECTED UTILITIES INC.


                                 By /s/ Claire V. Hansen
                                    -----------------------------------
                                          Claire V. Hansen, Chairman

Attest:

/s/ Calvin J. Pedersen
-----------------------------
Calvin J. Pedersen, Secretary


           THE UNDERSIGNED, chairman of Duff & Phelps Selected Utilities Inc., who executed on behalf of said corporation the foregoing articles of amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing articles of amendment to be the corporate act of said corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                       /s/ Claire V. Hansen
                                       ----------------------
                                       Claire V. Hansen